News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.394.5248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.394.5155 cgraham@orcc.com

ONLINE RESOURCES POSTS THIRD QUARTER 2004 RESULTS

Increased Adoption and Operating Leverage Fuel Strong Earnings Growth

MCLEAN, Va., October 20, 2004 — Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet banking and payment services, today reported financial and operating results for the three months ending September 30, 2004.

•	Revenue for the third quarter of 2004 was $11.0 million, an increase of 19 percent over third quarter 2003 revenue of $9.3 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2004 increased to $3.0 million, an improvement of 108 percent compared to $1.4 million in third quarter 2003.

•	Net income for the third quarter 2004 was $2.1 million, or $0.11 per share, compared to $364,000, or $0.02 per share, in the same quarter of the prior year.

“This quarter was marked by operating achievement, with earnings results exceeding the high end of our expectations,” stated Matthew P. Lawlor, chairman and chief executive of the Company. “We crossed the one million-user threshold, entirely through organic growth. In addition, during the quarter we signed our 100th new client for this year, confirming that the initiative to expand our distribution channel is working.”

Compared to the second quarter of 2004, users expanded from 972,000 to 1,065,000, consumer adoption of Internet banking services increased from 19.3 percent to 21.1 percent, and payment services adoption increased from 6.2 percent to 6.8 percent. The Company expanded its distribution channel to 697 financial institutions with the addition of 10 net new clients.

Lawlor added, “We look forward to completing a strong year and are raising our 2004 earnings guidance accordingly. Prospects for 2005 are also encouraging, particularly in our payments business. Strategically, we expect to close the Incurrent transaction in the fourth quarter, and are excited by the potential to bring together our unique banking industry capabilities with Incurrent’s credit card domain expertise and distribution.”

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2004 Business Outlook
The following statements are forward looking and actual results may differ materially. The Company has not changed its implied guidance for the fourth quarter of 2004, which indicated a sequential decline in earnings from the third quarter of 2004. This is due in part to the planned move of the Company’s headquarters to a site nearby and the related one-time expenses. As a result of stronger than expected third quarter earnings, however, the Company is increasing its earnings guidance for full year 2004. The Company’s guidance does not include any potential impact from Incurrent or changes in accounting for stock options.

Fourth Quarter 2004

•	Revenue is expected to be between $10.8 million and $11.3 million.

•	Gross profit margin is expected to be between 62 percent and 64 percent.

•	EBITDA is expected to be between $2.0 million and $2.4 million.

•	Net income is expected to be between $0.05 and $0.07 per share based on a projected 20.2 million in fully diluted shares outstanding.

Full Year 2004

•	Revenue is still expected to be between $41.7 million and $42.2 million.

•	Gross profit margin expectation is increased to between 60 and 62 percent.

•	EBITDA expectation is increased to between $8.5 million and $8.9 million.

•	Net income expectation is increased to between $0.24 and $0.26 per share based on a projected 20.2 million in fully diluted shares.

The Company will provide 2005 guidance after the close of the Incurrent transaction.

The Company’s management will host a conference call to discuss its third quarter results today at 4:15 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on October 20th until midnight on Wednesday, October 27th. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 1036051. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
Online Resources powers Internet financial services for approximately 700 firms nationwide. The Company’s account presentation, payment and relationship marketing services are branded to its client banks, credit unions and payment acquirers. The Company annually processes over 100 million transactions and $10 billion in payments for one million consumer end-users. Founded in 1989, Online Resources (Nasdaq: ORCC, Website: www.orcc.com) has been widely recognized as one of the nation’s fastest growing technology firms.

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This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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Online Resources Corporation
Quarterly Operating Data

									% Change
		1Q03			4Q03			3Q04
	4Q02	(see Note 1)	2Q03	3Q03	(see Note 2)	1Q04	2Q04	(see Note 3)	3Q04 vs. 3Q03	3Q04 vs. 2Q04
FINANCIAL DATA
Revenue ($M)	$8.5	$11.0	$8.4	$9.3	$9.7	$9.8	$10.1	$11.0	19%	10%
Gross Profit ($M)	$5.0	$7.2	$4.7	$5.2	$5.8	$5.5	$6.1	$7.2	37%	17%
Gross Profit Margin	59%	65%	55%	57%	60%	56%	61%	65%	14%	7%
EBITDA ($M)	$1.5	$3.2	$1.1	$1.4	$1.7	$1.4	$2.1	$3.0	108%	38%
Income/(Loss) from Operations ($M)	$0.7	$2.4	$0.3	$0.6	$0.7	$0.4	$1.2	$2.1	275%	80%
USAGE
Unique Users (#K)	623	661	726	797	841	926	972	1,065	34%	10%
Using Banking Services (#K)	403	420	390	418	416	450	439	463	11%	5%
Using Payment Services (#K)	327	349	437	488	528	592	651	728	49%	12%
Adoption Rates
Banking % (see Note 4)	11.2%	11.2%	13.5%	14.1%	16.8%	18.5%	19.3%	21.1%	50%	9%
Payment % (see Note 5)	4.2%	4.3%	4.4%	4.8%	5.1%	5.7%	6.2%	6.8%	42%	10%
Transactions
Banking Transactions (#M)	18.1	20.0	18.9	20.8	21.0	23.9	23.4	23.4	13%	0%
Payment Transactions (#M)	4.6	4.9	5.4	7.0	7.5	8.4	9.0	9.6	37%	7%
DISTRIBUTION CHANNEL
Total Client Base (see Note 6)
Unique Financial Institution Relationships (#)	534	550	558	562	633	670	687	697	24%	1%
Aggregate Checking Accounts (#M)	9.9	10.2	10.3	10.5	10.6	10.8	11.0	11.0	5%	0%
Aggregate Account Holders (#M)	18.2	18.8	19.0	19.3	19.5	19.9	20.3	20.3	5%	0%
% Of Client Checking Accounts Enabled	79%	79%	96%	97%	97%	96%	95%	96%	-1%	1%
Potential Product Distribution (enabled Checking Accts)
Banking Enabled (#M)	3.6	3.8	2.9	3.0	2.5	2.4	2.3	2.2	-27%	-4%
Payments Enabled (#M)	7.8	8.1	9.9	10.2	10.3	10.4	10.5	10.6	4%	1%
Full Billpay Services (#M)	5.0	5.2	4.4	4.5	4.2	4.1	4.2	4.3	-4%	2%
Remittance & Other (#M)	2.8	2.9	5.5	5.7	6.1	6.3	6.4	6.3	11%	-2%

Notes:

1.	1Q03 includes a one-time fee of $2.2 million, in connection with the early termination of the Company’s contract with Cal Fed, which was acquired and migrated to the Citigroup platform. Cal Fed had approximately 90,000 users.

2.	4Q03 includes a one-time fee of $328,000, in connection with the early termination of the Company’s contract with First Virginia Bank, which was acquired and migrated to the BB&T platform. First Virginia had approximately 27,000 users.

3.	3Q04 includes one-time fees totaling $500,000, in connection with the early termination of customers that were acquired and migrated off of our platform. These clients had approximately 7,500 users.

4.	Represents the percentage of users subscribing to our Internet Banking Service, out of the total number of checking accounts enabled for Banking Services.

5.	Represents the percentage of users subscribing to our Payment Services, out of the total number of checking accounts enabled for Payment Services.

6.	The Company updates the number of checking accounts for each client institution at the end of each year, and then restates the prior three quarters.

Online Resources Corporation
Statement of Operations

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003
Revenues:
Banking Services	$728	$973	$2.290	$3,224
Payment Services	7,349	5,665	20,476	15,128
Consumer Contact Services	2,017	2,109	5,881	6,502
Professional Services and Other	953	512	2,236	3,832

Total Revenues	11,047	9,259	30,883	28,686
Expenses:
Cost of Revenues	3,879	4,011	12,107	11,622

Gross Profit	7,168	5,248	18,776	17,064
General and Administrative	2,262	2,041	6,816	6,253
Selling and Marketing	1,748	1,609	5,399	4,635
System and Development	1,025	1,030	2,839	2,876

Total Expenses	5,035	4,680	15,054	13,764

Income from Operations	2,133	568	3,722	3,300
Other Income (Expense)
Interest Income	31	20	83	57
Other Income	33	—	33	—
Interest Expense	6	(209)	3	(795)
Debt Conversion Expense	—	—	—	(181)

Total Other Income (Expense)	70	(189)	119	(919)

Income (Loss) Before Income Taxes	2,203	379	3,841	2,381
Income Tax Provision	53	15	71	42

Net Income (Loss)	$2,150	$364	$3,770	$2,339

Net Income (Loss) Per Share:
Basic	$0.12	$0.02	$0.21	$0.16
Diluted	$0.11	$0.02	$0.19	$0.15
Shares used in calculation of Net Income (Loss) Per Share:
Basic	18,128	15,450	18,007	14,429
Diluted	20,032	17,418	20,057	15,279
Reconciliation of Net Income to EBITDA (See Note 1):
Net Income (Loss)	$2,150	$364	$3,770	$2,339
Depreciation	838	860	2,767	2,355
Other Expense (Income)	(70)	189	(119)	919
Taxes	53	15	71	42

EBITDA (See Note 1)	$2,971	$1,428	$6,489	$5,655

Notes:

1.	EBITDA represents earnings before interest, taxes, depreciation and amortization, and gains or losses from extraordinary items.

Online Resources Corporation
Condensed Balance Sheets

(In thousands)

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2004	2003
ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$16,223	$13,634
Accounts Receivable, Net	4,547	3,935
Deferred Implementation Costs	467	494
Prepaid Expenses and Other Current Assets	1,637	911

Total Current Assets	22,874	18,974
Property and Equipment, Net	9,473	7,344
Deferred Implementation Costs, Less Current Portion	447	417
Other Assets	109	117

Total Assets	$32,903	$26,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable, Accrued Expenses and Other Current Liabilities	$4,377	$2,834
Deferred Revenues	557	586
Current Portion of Capital Lease Obligation	14	97

Total Current Liabilities	4,948	3,517
Capital Lease Obligation, Less Current Maturities	—	11
Deferred Revenues, Less Current Portion	293	302
Other Long Term Liabilities	39	51

Total Liabilities	5,280	3,881
Stockholders’ Equity	27,623	22,971

Total Liabilities and Stockholders’ Equity	$32,903	$26,852